UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
(Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
CHICO’S FAS, INC.
(Exact name of registrant as specified in its charter)

Florida	59-2389435
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11215 Metro Parkway Fort Myers, Florida	33966
(Address of principal executive offices)	(Zip Code)

     Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.
Securities Act registration statement file number to which this form relates: N/A
Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE
This Form 8-A/A is filed by Chico’s FAS, Inc. (the “Company”) to reflect the expiration of the preferred share purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on April 3, 2020.
Item 1.    Description of Registrant’s Securities to Be Registered
On January 25, 2021, the Company announced that it executed an amendment (the “Amendment”) to the Rights Agreement (the “Rights Agreement”), dated as of April 2, 2020, by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent. The Amendment accelerates the expiration of the Rights from 5:00 p.m., New York City time, on April 1, 2021 to 5:00 p.m., New York City time, on January 25, 2021, and has the effect of terminating the Rights Agreement on that date. At such time, all of the Rights distributed to the holders of the Company’s common stock pursuant to the Rights Agreement will expire.
The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.2 and incorporated herein by reference.
Item 2.    Exhibits.

Exhibit No.	Description

3.1
Articles of Amendment to Articles of Incorporation of Chico’s FAS, Inc. Designating Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Chico’s FAS, Inc. with the United States Securities and Exchange Commission on April 3, 2020).

4.1
Rights Agreement, dated as of April 2, 2020, between Chico’s FAS, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Chico’s FAS, Inc. with the United States Securities and Exchange Commission on April 3, 2020).

4.2
Amendment No. 1 to Rights Agreement, dated as of January 25, 2021, by and between Chico’s FAS, Inc. and American Stock Transfer & Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on January 25, 2021).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 25, 2021

    CHICO’S FAS, INC.

    By: /s/ David M. Oliver
    Name: David M. Oliver
    Title:     Interim Chief Financial Officer and Senior
    Vice President, Controller